UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
October 10, 2023
(Date of Report)
(Date of earliest event reported)
JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)
New York
(State or other jurisdiction of incorporation)

001-11507	13-5593032

(Commission File Number)	(IRS Employer Identification No.)
111 River Street, Hoboken New Jersey	07030

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(201) 748-6000

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $1.00 per share	WLY	New York Stock Exchange
Class B Common Stock, par value $1.00 per share	WLYB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On October 10, 2023, John Wiley & Sons, Inc. (the “Company” or "Wiley") issued a press release announcing the departure of Brian A. Napack from the Company and the appointment of Matthew S. Kissner as interim President and Chief Executive Officer ("CEO").

Mr. Napack's departure from the Company was without cause and, as such, he will receive severance benefits in accordance with his previously filed Employment Letter dated October 12, 2017. Mr. Napack also resigned as a director of the Company as of October 10, 2023. Mr. Napack's resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

The Company thanks Mr. Napack for his six years of leadership and commitment to Wiley’s mission, colleagues and customers. He and Wiley’s leadership team led the Company during a period of rapid change and market disruption including the COVID pandemic.

Prior to Mr. Kissner's appointment as Interim President and CEO, he served as a Group Executive at the Company from 2019 through 2021 and provided transition and subsequently consulting services since 2021. Mr. Kissner also was a director of the Company from 2003 to 2021, serving as the first non-Wiley family member as Chairman from 2015 to February 2019 and as interim CEO from May 2017 to December 2017. Mr. Kissner is a former Executive Vice President and Group President of Pitney Bowes and has held leadership positions at Banker’s Trust, Citigroup, and Morgan Stanley.

On October 9 2023, the Company entered into an employment agreement with Mr. Kissner, effective October 10, 2023. Under the Employment Agreement, Mr. Kissner will (i) receive an annual base salary of $900,000; (ii) be eligible to participate in the Company’s Executive Annual Incentive Plan, with a target incentive equal to 150% of his base salary; and (iii) be eligible to receive a one-time award under the fiscal year 2024 Executive Long-Term Incentive Plan, with a target long-term incentive equal to 200% of his base salary. His annual incentive will be prorated to reflect any partial fiscal year of employment and payout will be based on individual and company performance, in accordance with the plan. Mr. Kissner will not be eligible for severance under the Executive Severance Plan, or any other Company severance program during his tenure, or upon conclusion of his role as Interim President and Chief Executive Officer. Mr. Kissner also executed an agreement with customary confidentiality, proprietary rights and restrictive covenants. The previously filed Transition and Consulting Agreement, dated June 15, 2021 between Mr. Kissner and the Company was terminated upon the signing of the Employment Agreement.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 10, 2023, the Company issued a press release entitled “Wiley Announces CEO Transition,” a copy of which is furnished as Exhibit 99.1 hereto.

The Company previously announced plans to host an Investor Day on October 12, 2023. As a result of the CEO transition described above, the Company has decided to reschedule its Investor Day to a later date to be determined.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description

10.1 - Employment Agreement, dated as of October 9, 2023, between John Wiley & Sons, Inc. and Matthew Kissner

99.1 - Press release dated October 10, 2023 “Wiley Announces CEO Transition”

Exhibit 104    Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JOHN WILEY & SONS, INC.
(Registrant)

By	/s/ Christina Van Tassell
Christina Van Tassell
Executive Vice President and Chief Financial Officer

Dated: October 12, 2023